Exhibit 99.1

Jones Lang LaSalle Reports Third Quarter Results In Line With Its Expectations

    CHICAGO and LONDON, Nov. 5 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and investment management firm, today reported GAAP net income of $7.4 million for the third quarter of 2003, or $.23 per share. Results were in line with the firm's guidance, although at the lower end of the range, as several significant transactions anticipated to close in the quarter did not close until after September 30. These results compare to prior year GAAP net income of $10.2 million, or $.32 per share. Consistent with previous performance, the firm continued to strengthen its balance sheet using its strong operating cash flows to pay down its credit facilities by $60 million from the prior year.

     Third Quarter Results Highlights
     -- Continued strong operating cash flow
     -- Credit facilities paid down by $60 million from prior year -- Growth in U.S. Corporate Solutions clients and revenues

    "We continue to see improving market trends in the U.S. and some early positive signals in Asia Pacific, but further downward pressure in some key European markets. In this mixed global environment, it is encouraging that earnings have met our guidance for the third quarter and that we continue to secure new business wins to underpin future growth," said Chris Peacock, President and Chief Executive Officer. "Given the weight of capital pursuing real estate, LaSalle Investment Management is focused on realizing strong equity gains for investors through sales, from which we will see benefit in the balance of the year, while remaining prudent in its acquisitions. Our growth areas of U.S.-led Corporate Solutions business, and North Asian and Central European markets continue to deliver strong pipelines of new revenue."
    Revenues were $218.1 million for the quarter and $619.5 million year-to-date, increases of 1 percent and 6 percent, respectively. In local currencies, revenues in the quarter declined 4 percent over the prior year period but less than 2 percent year-to-date. The most significant driver of the quarter-on-quarter decline in local currency revenues was in the Investment Management business, which earned a significant incentive fee in the third quarter of 2002, with no comparable fee in 2003. It was anticipated that this would be mitigated by a significant equity gain in the quarter from an asset sale, but the underlying transaction was not completed until the fourth quarter.
    Operating expenses over the prior year periods increased less than 2 percent for the quarter and 8 percent for the year-to-date to $202.1 million and $607.7 million, respectively. In local currencies, operating expenses decreased 3 percent for the quarter, and increased by less than 2 percent for the year-to-date. Compensation expense in local currencies was 5 percent lower for the quarter, principally due to the timing of incentive compensation recognition, and was 2 percent higher for the first nine months. Operating and administrative expense increased in local currencies by 6 percent for the quarter when compared to the prior year quarter. The prior year benefited from the reversal of a $2.0 million bad debt reserve that had originally been established in 1995. The comparison in year-to-date operating and administrative expense in local currencies over the prior year was also affected by a $2.5 million increase in insurance expense, reflective of the tightened insurance markets. Excluding these two items, operating and administrative expense year-to-date decreased more than 1 percent as a result of the firm's continued aggressive expense management.
    The third quarter results included an adjustment to previous non-recurring charges that resulted in a net credit of $1.5 million. The actual costs incurred associated with previous restructurings are closely monitored relative to original assumptions and adjustments are made accordingly. The adjustments relate principally to severance charges and the costs of excess leased space.
    Net interest expense for the third quarter of $4.7 million was essentially flat in U.S. dollars as compared to the same period last year, but was 11 percent lower in local currencies due to the continued lower debt levels of the firm. Year-to-date interest expense of $13.7 million was a 6 percent increase in U.S. dollars, but a decrease of 10 percent in local currencies, again reflecting the impact of sharply lower debt levels, offset by the impact of the stronger euro.
    As a result of continued focus on tax management, we have lowered our estimated 2003 year-to-date effective tax rate to 32 percent from the rate of 34 percent used through the first half of the year. The lower effective tax rate of 32 percent compares to a rate of 36 percent used through the first nine months of 2002. The tax expense for the three and nine months ending September 30, 2002, was further reduced by a tax benefit of $1.8 million related to certain costs incurred in restructuring actions taken in 2001.
    The firm continued to aggressively pay down its credit facilities, reducing the balance outstanding at September 30, 2003, by more than $60 million compared to the prior year period. This performance reflects strong business cash flows, active receivables management and a focus on capital expenditures. Although there was no change in the euro value of the outstanding Eurobond obligations, the U.S. dollar reported book value of these obligations increased by $29.3 million as compared to September 30, 2002, due to the stronger euro.
    A comparison of our financial results quarter-over-quarter should be analyzed in the context of the significantly strengthened currencies in several of our key markets relative to the U.S. dollar, primarily the euro, sterling and Australian dollar. As a result, the growth in the U.S. dollar reported revenues and expenses from the regions in which these currencies are utilized is not reflective of actual experience in the respective countries. The attached schedule on Currency Analysis of Revenues and Operating Income
(Loss) provides further clarification.

    Business Segment Third Quarter Performance Highlights

    Owner and Occupier Services
    -- The Americas region reported revenues of $68.3 million for the quarter, a decrease of $3.0 million or 4 percent from the prior year period. Year-to-date revenues of $194.5 million were up 3 percent. Revenue increases came from continued new business wins in Project and Development Services and improved transaction flow in the Tenant Representation business. Revenue declines were experienced in the Capital Markets business as certain planned transactions slipped into the fourth quarter, and in New York where the underlying leasing market conditions, particularly for large transactions, remained soft. Operating income for the quarter of $7.8 million was up $1.5 million over the same period last year, as the reduction in revenue was offset by the timing of reduced incentive compensation. The business continued to demonstrate strong cost controls as compensation cost (excluding incentive compensation) and operating and administrative costs remained flat quarter-over-quarter.

    -- Total European revenues for the quarter were $81.9 million, a 10 percent increase in U.S. dollars over the last year and $235.2 million for the year-to-date, a 7 percent increase in U.S. dollars as compared to the prior year period. However, in local currencies, Europe reported flat revenues for the quarter and a 6 percent decline for the first nine months. The European business again experienced mixed results for the quarter, with the England Capital Markets group and Holland showing strong revenue increases, while there were continued declines in Germany. Revenue declines for the full year reflect market conditions in the key markets of France, Benelux and Germany. Reported U.S. dollar operating expenses increased by $5.5 million, or 7 percent, for the quarter and $19.5 million, or 9 percent, for the first nine months of 2003. However, local currency expenses declined
       $1.2 million, or 2 percent, for the quarter and $8.1 million, or 4 percent, for the first nine months compared to the prior year periods as the business focused on cost controls. Operating income for the quarter was $2.6 million compared to $863,000 in the third quarter of 2002. Despite the quarterly improvement, European markets remain challenging.

    -- Revenues in Asia Pacific for the third quarter were $42.1 million, an 18 percent increase in U.S. dollars and a 10 percent increase in local currencies relative to last year. For the first nine months, revenues were $115.9 million, a 13 percent increase in U.S. dollars and a 5 percent increase in local currencies. The increase in revenues was driven by strong performance in our strategic growth markets of North Asia and India. These increases were achieved despite the SARS epidemic, which caused a slowdown in activity across much of the region, particularly in China, Singapore, Taiwan and Hong Kong. Cost increases in local currencies year-to-date of 8 percent were principally the result of expansion investments made in North Asia and India, which have already begun to deliver performance payback.

    Investment Management
    LaSalle Investment Management's revenues for the third quarter were down $9.1 million, or 26 percent in U.S. dollars, and 28 percent in local currencies, as compared to last year. For the first nine months of 2003, revenues were down $1.9 million, or 2 percent in U.S. dollars and 7 percent in local currencies. The decline in local currency revenues for the quarter and year-to-date is the result of the timing of incentive fee recognition with the
year-to-date offset by the growth of advisory fees.   Incentive fees were
$1.4 million in the third quarter of 2003 versus $10.8 million in the same period in 2002, which included one significant fee. The investment management business is focused on capitalizing on a strong sales investment marketplace to realize equity gains. Operating income for the third quarter of $4.6 million was down $6.5 million from the same period in 2002. Operating income for the first nine months was $7.4 million, down $7.2 million. The business anticipates a decline in assets under management in the short term as the challenges of prudently investing capital delays funds growth, while continued asset sales reduces asset levels.

    Outlook
    Consistent with previous guidance, the firm remains committed to exceeding its prior year adjusted performance, excluding the one time charge for the write-off of a property management system in Australia. Full year guidance is to meet or exceed $1.00 per share on a GAAP basis, which includes the $.11 charge for the referenced property management system. The firm continues to remain cautious as to transaction timing and the continuing economic challenges of Europe as the majority of its profits are achieved in the fourth quarter of the year.

    About Jones Lang LaSalle
    Jones Lang LaSalle is the leading global real estate services and investment management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 735 million square feet (68 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with approximately $21 billion of assets under management.

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2002, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," in Jones Lang LaSalle's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003, in Jones Lang LaSalle's Proxy Statement dated April 4, 2003, and in other reports filed with the U.S. Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call
    The firm will conduct a conference call for shareholders, analysts and investment professionals on Thursday, November 6, at 9 a.m. EST.
    To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:

     -- United States callers: +1 877 809 9540
     -- International callers: +1 706 679 7364

    Replay Information Available: (12:00 p.m. EST) Thursday, November 6, through (Midnight EST) Thursday, November 20, at the following numbers:

     -- International callers: +1 706 645 9291
     -- U.S. callers: +1 800 642 1687
     -- Pass code: 3462491

    Live web cast
    Follow these steps to listen to the web cast:
     1. You must have a minimum 14.4 Kbps Internet connection
     2. Log onto:
        http://www.firstcallevents.com/service/ajwz393092401gf12.html
     3. Download free Windows Media Player software: (link located under registration form)
     4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

    This information is also available on the Company's website at www.joneslanglasalle.com .



                       JONES LANG LASALLE INCORPORATED
                     Consolidated Statements of Earnings
       For the Three and Nine Months Ended September 30, 2003 and 2002
                      (in thousands, except share data)
                                 (Unaudited)


                                Three Months Ended        Nine Months Ended
                                  September 30,             September 30,
                               2003 (A)     2002 (A)     2003 (A)     2002 (A)

    Revenue:
      Fee based services      $213,169     $211,286     $608,135     $575,101
      Equity in earnings
       (losses) from
       unconsolidated
       ventures                    (77)         987         (282)       2,405
      Other income               4,983        4,255       11,691        8,781
        Total revenue          218,075      216,528      619,544      586,287

    Operating expenses:
      Compensation and
       benefits                137,276      137,444      407,054      374,116
      Operating, administrative
       and other                57,176       51,386      169,845      156,462
      Depreciation and
       amortization              9,082        9,418       28,058       28,239
      Non-recurring and
       restructuring charges:
       Compensation and
        benefits                (1,476)        (615)      (2,063)        (481)
       Operating, administrative
        and other                   25        1,087        4,765        2,004

        Total operating
         expenses              202,083      198,720      607,659      560,340

        Operating income        15,992       17,808       11,885       25,947

    Interest expense, net
     of interest income          4,708        4,688       13,726       12,967

        Income (loss) before
         provision (benefit)
         for income taxes and
         minority interest      11,284       13,120       (1,841)      12,980

    Net provision (benefit)
     for income taxes            3,873        2,930         (590)       2,873
    Minority interests in
     earnings of subsidiaries        -           21            -        1,313

        Net income (loss)
         before cumulative
         effect of change
         in accounting
         principle              $7,411      $10,169      $(1,251)      $8,794

    Cumulative effect of
     change in accounting
     principle                       -            -            -          846

        Net income (loss)       $7,411      $10,169      $(1,251)      $9,640


    EBITDA (B)                 $25,074      $27,152      $39,943      $52,278


    Basic earnings (loss)
     per common share
     before cumulative effect
     of change in accounting
     principle                   $0.24        $0.33       $(0.04)       $0.29

    Cumulative effect of
     change in accounting
     principle                       -            -            -         0.03

    Basic earnings (loss)
     per common share            $0.24        $0.33       $(0.04)       $0.32
    Basic weighted average
     shares outstanding     31,181,095   30,776,775   30,875,168   30,423,660

    Diluted earnings
     (loss) per common
     share before cumulative
     effect of change in
     accounting principle        $0.23        $0.32       $(0.04)       $0.28

    Cumulative effect of
     change in accounting
     principle                       -            -            -         0.03

    Diluted earnings (loss)
     per common share            $0.23        $0.32       $(0.04)       $0.31
    Diluted weighted
     average shares
     outstanding            32,409,506   32,004,389   30,875,168   31,897,311


    Please reference attached financial statement notes.



                       JONES LANG LASALLE INCORPORATED
                          Segment Operating Results
       For the Three and Nine Months ended September 30, 2003 and 2002
                                (in thousands)
                                 (Unaudited)


                                  Three Months Ended      Nine Months Ended
                                    September 30,           September 30,
                                 2003 (A)    2002 (A)    2003 (A)    2002 (A)

     OWNER & OCCUPIER SERVICES -
       AMERICAS
         Revenue:
           Implementation
            services              $25,503     $31,594     $70,882     $78,657
           Management services     41,389      38,519     119,709     106,589
           Equity losses              -           -           -           (10)
           Other services           1,308       1,013       3,495       2,955
           Intersegment revenue        93         173         432         375
                                   68,293      71,299     194,518     188,566
         Operating expenses:
           Compensation, operating
            and administrative     55,951      60,414     171,822     166,611
           Depreciation and
            amortization            4,508       4,591      13,717      14,223
              Operating income(C)  $7,834      $6,294      $8,979      $7,732

       EUROPE
         Revenue:
           Implementation
            services              $57,854     $52,080    $162,742    $155,419
           Management services     20,678      19,826      65,594      58,973
           Other services           3,352       2,796       6,862       4,638
                                   81,884      74,702     235,198     219,030
         Operating expenses:
           Compensation,
            operating and
            administrative         76,539      70,973     223,345     204,050
           Depreciation and
            amortization            2,785       2,866       8,331       8,134
              Operating income(C)  $2,560        $863      $3,522      $6,846

       ASIA PACIFIC
         Revenue:
           Implementation
            services              $23,316     $18,363     $60,383     $52,940
           Management services     18,509      16,946      54,443      48,906
           Other services             306         386       1,110       1,044
                                   42,131      35,695     115,936     102,890
         Operating expenses:
           Compensation,
            operating and
            administrative         41,084      33,998     116,179      99,620
           Depreciation and
            amortization            1,519       1,639       5,098       4,945
              Operating income
               (loss)(C)            $(472)        $58     $(5,341)    $(1,675)

     INVESTMENT MANAGEMENT-
       Revenue:
         Implementation and
          other services             $996      $1,177      $3,324      $2,352
         Advisory fees             23,585      22,037      69,348      59,652
         Incentive fees             1,356      10,804       1,934      11,757
         Equity earnings (losses)     (77)        987        (282)      2,415
                                   25,860      35,005      74,324      76,176
       Operating expenses:
         Compensation,
          operating and
          administrative           20,971      23,618      65,985      60,672
         Depreciation and
          amortization                270         322         912         937
              Operating income(C)  $4,619     $11,065      $7,427     $14,567


     Total segment revenue       $218,168    $216,701    $619,976    $586,662
     Intersegment revenue
      eliminations                    (93)       (173)       (432)       (375)
       Total revenue             $218,075    $216,528    $619,544    $586,287

     Total segment operating
      expenses                   $203,627    $198,421    $605,389    $559,192
     Intersegment operating
      expense eliminations            (93)       (173)       (432)       (375)
       Total operating expenses
        before non-recurring and
        restructuring charges    $203,534    $198,248    $604,957    $558,817

       Operating income before
        non-recurring and
        restructuring charges     $14,541     $18,280     $14,587     $27,470

    Please reference attached financial statement notes.



                       JONES LANG LASALLE INCORPORATED
                         Consolidated Balance Sheets
                   September 30, 2003 and December 31, 2002
                                (in thousands)

                                               September 30,
                                                    2003          December 31,
                                                 (Unaudited)           2002
    ASSETS
    Current assets:
      Cash and cash equivalents                     $13,601           $13,654
      Trade receivables, net of allowances          182,764           227,579
      Notes receivable                                2,733             4,165
      Other receivables                               8,528             7,623
      Prepaid expenses                               18,351            15,142
      Deferred tax assets                            31,428            27,382
      Other assets                                   10,411            10,760
          Total current assets                      267,816           306,305

    Property and equipment, at cost, less
     accumulated depreciation                        69,487            81,652
    Intangibles resulting from business
     acquisitions and JLW merger,
     net of accumulated amortization                339,854           333,821
    Investments in and loans to real
     estate ventures                                 66,918            74,994
    Long-term receivables, net                       12,722            15,248
    Prepaid pension asset                                 -             9,646
    Deferred tax assets                              23,441            18,839
    Debt issuance costs                               4,333             4,343
    Other assets, net                                 7,965             7,668
                                                   $792,536          $852,516

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable and accrued liabilities      $86,988           $92,389
      Accrued compensation                           80,113           139,513
      Short-term borrowings                          10,052            15,863
      Deferred tax liabilities                          687                20
      Other liabilities                              29,243            21,411
          Total current liabilities                 207,083           269,196

    Long-term liabilities:
      Credit facilities                               6,000            26,077
      9% Senior Euro Notes, due 2007                192,323           173,068
      Deferred tax liabilities                          838               146
      Minimum pension liability                       6,396                 -
      Other                                          13,429            17,071
          Total liabilities                         426,069           485,558

    Commitments and contingencies

    Stockholders' equity:
      Common stock, $.01 par value per
       share, 100,000,000 shares
       authorized; 31,556,318 and 30,896,333
       shares issued and outstanding as of
       September 30, 2003 and December 31,
       2002, respectively                               316               309
      Additional paid-in capital                    502,023           494,283
      Deferred stock compensation                   (14,450)          (17,321)
      Retained deficit                              (96,662)          (95,411)
      Stock held by subsidiary                       (4,659)           (4,659)
      Stock held in trust                              (460)             (460)
      Accumulated other comprehensive income        (19,641)           (9,783)
          Total stockholders' equity                366,467           366,958
                                                   $792,536          $852,516

    Please reference attached financial statement notes.



                       JONES LANG LASALLE INCORPORATED
               Summarized Consolidated Statements of Cash Flows
                Nine Months Ended September 30, 2003 and 2002
                                (in thousands)
                                 (Unaudited)


                                                   2003 (D)          2002 (D)

    Cash provided by earnings                      $46,461           $50,261

    Cash used in working capital                   (11,120)          (30,038)

    Cash used in investing activities               (7,639)          (20,724)

    Cash used in financing activities              (27,755)             (612)

          Net decrease in cash                         (53)           (1,113)

    Cash and cash equivalents, beginning of period  13,654            10,446
    Cash and cash equivalents, end of period       $13,601            $9,333



                       JONES LANG LASALLE INCORPORATED
             Schedule of Non-Recurring and Restructuring Charges
       For the Three and Nine Months Ended September 30, 2003 and 2002
                      (in thousands, except share data)
                                 (Unaudited)


                                         Three Months Ended  Nine Months Ended
                                            September 30,      September 30,
                                           2003     2002      2003     2002

    Non-Recurring & Restructuring Charges

    Land Investment & Development Group
    Impairment Charges                          -   1,087        -    2,004

    Insolvent Insurance Providers               -       -     (606)       -

    Abandonment of Property Management
     Accounting System
    - Compensation & Benefits                   -       -      113        -
    - Operating, Administrative & Other        97       -    4,919        -

    2001 Global Restructuring Program
    - Compensation & Benefits                  15    (615)      97     (481)
    - Operating, Administrative & Other         -       -        -       -

    2002 Global Restructuring Program
    - Compensation & Benefits              (1,491)      -   (2,273)      -
    - Operating, Administrative & Other       (72)      -      452       -


    Total Non-Recurring & Restructuring
     Charges                               (1,451)    472    2,702    1,523




     Please reference attached financial statement notes.



                         JONES LANG LASALLE INCORPORATED
            CURRENCY ANALYSIS OF REVENUES AND OPERATING INCOME (LOSS)
                                  (in millions)
                                   (Unaudited)



                              Pound                      US
                             Sterling       Australian  Dollar
                               (E)     Euro    Dollar    (E)    Other  TOTAL
                                $       $        $        $       $      $

     REVENUES (A)

        2003
           Q1, 2003            37.7    37.2     13.7    70.0    29.3   187.9

           Q2, 2003            43.9    36.5     18.7    75.9    38.6   213.6

           Q3, 2003            50.7    36.7     19.6    84.0    27.1   218.1

           Total              132.3   110.4     52.0   229.9    95.0   619.6

        2002
           Q1, 2002            34.9    32.7     12.4    63.3    26.6   169.9

           Q2, 2002            47.1    32.2     16.5    70.2    33.8   199.8

           Q3, 2002            43.6    35.7     17.1    89.7    30.4   216.5

           Total              125.6   100.6     46.0   223.2    90.8   586.2


     OPERATING INCOME (LOSS) (E)

        2003
           Q1, 2003            -2.6     2.9     -1.4    -2.4    -3.4    -6.9

           Q2, 2003            -0.4     0.1     -4.1     1.9     5.3     2.8

           Q3, 2003             4.8     1.9      0.7     7.4     1.2    16.0

           Total                1.8     4.9     -4.8     6.9     3.1    11.9

        2002
           Q1, 2002            -2.5     3.8     -2.5    -1.0    -1.9    -4.1

           Q2, 2002             7.2    -0.2     -0.3     2.9     2.7    12.3

           Q3, 2002             1.8     2.6      0.4    13.8    -0.8    17.8

           Total                6.5     6.2     -2.4    15.7     0.0    26.0



     AVERAGE EXCHANGE RATES

           Q1, 2003           1.600   1.075    0.595    N/A     N/A     N/A

           Q2, 2003           1.624   1.140    0.644    N/A     N/A     N/A

           Q3, 2003           1.617   1.130    0.656    N/A     N/A     N/A


           Q1, 2002           1.426   0.877    0.520    N/A     N/A     N/A

           Q2, 2002           1.464   0.924    0.553    N/A     N/A     N/A

           Q3, 2002           1.551   0.985    0.548    N/A     N/A     N/A


        Please reference attached financial statement notes.



                       JONES LANG LASALLE INCORPORATED
                          Financial Statement Notes

    (A) Certain amounts described below have been reclassified to conform with the current presentation. These reclassifications have no impact on operating income (loss), net income (loss) or cash flows for any of the periods affected.

        Beginning in December 2002, pursuant to the FASB's Emerging Issues Task Force ("EITF") No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred", we have reclassified reimbursements received for out-of-pocket expenses to revenues in the income statement, as opposed to being shown as a reduction of expenses. These out-of-pocket expenses amounted to $1.3 million and $3.9 million in the three and nine months ended September 30, 2003, respectively, and $1.1 million and $3.0 million in the three and nine months ended September 30, 2002, respectively.

        Beginning in December 2002, we reclassified as revenue our recovery of indirect costs related to our management services business, as opposed to being classified as a reduction of expenses in the income statement. The amount of reimbursables totaled $10.7 million and $27.6 million in the three and nine months ended September 30, 2003, respectively, and $8.3 million and $22.8 million in the three and nine months ended September 30, 2002, respectively.

    (B) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, and excludes Minority Interests in EBITDA. For the nine months ended September 30, 2002, EBITDA excludes the cumulative effect of change in accounting principle resulting from the adoption of SFAS 142. Management believes that EBITDA is useful to investors as a measure of operating performance, cash generation and ability to service debt. EBITDA is also used in the calculation of certain covenants related to our revolving credit facility. However, EBITDA should not be considered an alternative to (i) net income (loss) (determined in accordance with GAAP), (ii) cash flows (determined in accordance with GAAP), or (iii) liquidity.

        Reconciliation from operating income to EBITDA (in thousands):

                                     Three Months Ended     Nine Months Ended
                                         September 30,        September 30,
                                        2003     2002         2003     2002

           Operating income          $15,992  $17,808      $11,885  $25,947
           Plus: Depreciation and
            amortization               9,082    9,418       28,058   28,239
           Less: Minority interests in
            EBITDA                         -      (74)           -   (1,908)
           EBITDA                    $25,074  $27,152      $39,943  $52,278

    (C) For purposes of this analysis we have determined that the allocation of the non-recurring charges to our segments is not meaningful to investors. Additionally, we evaluate the performance of our segment results without these charges being allocated.

    (D) The consolidated statements of cash flows are presented in summarized form. Please reference our third quarter Form 10-Q for detailed consolidated statements of cash flows.

    (E) The objective of this presentation is to provide guidance as to the key currencies that the Company does business in and their significance to reported revenues and operating income. The operating income sourced in pound sterling and US dollars understates the profitability of the businesses in the United Kingdom and America because it includes the locally incurred expenses of our global offices in London and Chicago, respectively, as well as the European regional office in London. The revenues and operating income of the global investment management business are allocated to their underlying currency, which means that this analysis may not be consistent with the performance of the geographic OOS segments. In particular, as incentive fees are earned by this business, there may be significant shifts in the geographic mix of revenues and operating income.

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             11/05/2003
    /CONTACT: Lauralee Martin, Chief Financial Officer of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /Web site:  http://www.joneslanglasalle.com /
    (JLL)

CO:  Jones Lang LaSalle Incorporated
ST:  Illinois, England
IN:  FIN RLT
SU:  ERN CCA